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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                  SCHEDULE 13G
                               (Amendment No. __)

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                               Learn2 Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   52201Y 10 3
                       ----------------------------------
                                 (CUSIP Number)

                        RGC International Investors, LDC
                     c/o Rose Glen Capital Management, L.P.
                          3 Bala Plaza East, Suite 501
                               251 St. Asaphs Road
                              Bala Cynwyd, PA 19004
                             Attn: Gary S. Kaminsky
                                 (610) 617-5900

                               September 25, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / / Rule 13d-1(b)
     /X/ Rule 13d-1(c)
     / / Rule 13d-1(d)

----------
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.
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                                       13G

CUSIP NO. 52201Y 10 3                                          PAGE 2 OF 8 PAGES
--------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON/
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).

           RGC International Investors, LDC

--------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                               (a) / /
     OF A GROUP                                                          (b) / /
--------------------------------------------------------------------------------
 (3) SEC USE ONLY

--------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands

--------------------------------------------------------------------------------
 Number of Shares      (5) SOLE VOTING POWER
 Beneficially              0
 Owned by              ---------------------------------------------------------
 Each Reporting        (6) SHARED VOTING POWER
 Person With               12,609,323
                       ---------------------------------------------------------
                       (7) SOLE DISPOSITIVE POWER
                           0
                       ---------------------------------------------------------
                       (8) SHARED DISPOSITIVE POWER
                           12,609,323
--------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           12,609,323
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           N/A                                 | |
--------------------------------------------------------------------------------
 (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           16.7%
--------------------------------------------------------------------------------
 (12) TYPE OF REPORTING PERSON
           00
--------------------------------------------------------------------------------
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                                       13G

CUSIP NO. 52201Y 10 3                                          PAGE 3 OF 8 PAGES
--------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON/
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).

           Rose Glen Capital Management, L.P.

--------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                               (a) / /
     OF A GROUP                                                          (b) / /
--------------------------------------------------------------------------------
 (3) SEC USE ONLY

--------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
 Number of Shares      (5) SOLE VOTING POWER
 Beneficially              0
 Owned by              ---------------------------------------------------------
 Each Reporting        (6) SHARED VOTING POWER
 Person With               12,609,323
                       ---------------------------------------------------------
                       (7) SOLE DISPOSITIVE POWER
                           0
                       ---------------------------------------------------------
                       (8) SHARED DISPOSITIVE POWER
                           12,609,323
--------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           12,609,323
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           N/A                                 | |
--------------------------------------------------------------------------------
 (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           16.7%
--------------------------------------------------------------------------------
 (12) TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------
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                                       13G

CUSIP NO. 52201Y 10 3                                          PAGE 4 OF 8 PAGES
--------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON/
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).

           RGC General Partner Corp.

--------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                               (a) / /
     OF A GROUP                                                          (b) / /
--------------------------------------------------------------------------------
 (3) SEC USE ONLY

--------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware

--------------------------------------------------------------------------------
 Number of Shares      (5) SOLE VOTING POWER
 Beneficially              0
 Owned by              ---------------------------------------------------------
 Each Reporting        (6) SHARED VOTING POWER
 Person With               12,609,323
                       ---------------------------------------------------------
                       (7) SOLE DISPOSITIVE POWER
                           0
                       ---------------------------------------------------------
                       (8) SHARED DISPOSITIVE POWER
                           12,609,323
--------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           12,609,323
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           N/A                                 | |
--------------------------------------------------------------------------------
 (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           16.7%
--------------------------------------------------------------------------------
 (12) TYPE OF REPORTING PERSON
           CO
--------------------------------------------------------------------------------
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                                       13G

CUSIP NO. 52201Y 10 3                                          PAGE 5 OF 8 PAGES
--------------------------------------------------------------------------------
ITEM 1(a).    NAME OF ISSUER

              Learn2 Corporation

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            1311 Mamaroneck Avenue, Suite 210
            White Plains, NY 10605

ITEM 2(a).    NAME OF PERSON FILING
ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE
ITEM 2(c).    CITIZENSHIP

              RGC International Investors, LDC ("RGC")
              c/o SEI Fund Resources International, Ltd.
              Styne House, Upper Hatch Street
              Dublin, Ireland 2
              Cayman Islands limited duration company

              Rose Glen Capital Management, L.P. ("Rose Glen")
              3 Bala Plaza East, Suite 501
              251 St. Asaphs Road
              Bala Cynwyd, Pennsylvania 19004
              Delaware limited partnership

              RGC General Partner Corp. ("Partner")
              3 Bala Plaza East, Suite 501
              251 St. Asaphs Road
              Bala Cynwyd, Pennsylvania 19004
              Delaware corporation

         RGC is a private investment fund. Rose Glen is the investment manager of RGC, and Partner is the general partner of Rose Glen.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES
              Common Stock, par value $.001 per share (the "Common Stock").

ITEM 2(e).    CUSIP NUMBER

              52201Y 10 3
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                                       13G

CUSIP NO. 52201Y 10 3                                          PAGE 6 OF 8 PAGES
--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A: N/A

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX. /X/

ITEM 4. OWNERSHIP.

              (a)    Amount beneficially owned:

                     12,609,323 shares of Common Stock

              (b)    Percent of Class:

                     Approximately 16.7% as of the date of filing this statement. (Based on 75,625,592 shares of Common Stock issued and outstanding as of September 25, 2001.)

              (c)    Number of shares as to which such persons have:

                     (i)     Sole power to vote or to direct the vote:

                             0

                     (ii)    Shared power to vote or to direct the vote:

                             See Item 4(a) above.

                     (iii)   Sole power to dispose or to direct the
                             disposition of:

                             0

                     (iv) Shared power to dispose or to direct the disposition of:

                             See Item 4(a) above.
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                                       13G

CUSIP NO. 52201Y 10 3                                          PAGE 7 OF 8 PAGES
--------------------------------------------------------------------------------

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         RGC has granted to Rose Glen, as investment manager, the sole power to manage RGC's investments.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         N/A
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                                       13G

CUSIP NO. 52201Y 10 3                                          PAGE 8 OF 8 PAGES
--------------------------------------------------------------------------------

ITEM 10. CERTIFICATIONS.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 RGC International Investors, LDC
                                    By:    Rose Glen Capital Management, L.P.
                                            By:  RGC General Partner Corp.


Dated: October 5, 2001                      By: /s/ Gary S. Kaminsky
                                                -----------------------------
                                                Gary S. Kaminsky
                                                Managing Director

                                 Rose Glen Capital Management, L.P.
                                    By:     RGC General Partner Corp.


Dated: October 5, 2001                      By: /s/ Gary S. Kaminsky
                                                -----------------------------
                                                Gary S. Kaminsky
                                                Managing Director

                                 RGC General Partner Corp.


Dated: October 5, 2001                      By: /s/ Gary S. Kaminsky
                                                -----------------------------
                                                Gary S. Kaminsky
                                                Managing Director
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                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is used in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Learn2 Corporation, and that this Agreement be included as an exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 5th day of October, 2001.


                                   RGC International Investors, LDC
                                         By:  Rose Glen Capital Management, L.P.
                                                  By:  RGC General Partner Corp.


Dated: October 5, 2001                   By: /s/ Gary S.Kaminsky
                                             ----------------------------
                                             Gary S. Kaminsky
                                             Managing Director


                                   Rose Glen Capital Management, L.P.
                                         By:  RGC General Partner Corp.


Dated: October 5, 2001                   By: /s/ Gary S. Kaminsky
                                             ----------------------------
                                             Gary S. Kaminsky
                                             Managing Director


                                   RGC General Partner Corp.


Dated: October 5, 2001                   By: /s/ Gary S. Kaminsky
                                             ----------------------------
                                             Gary S. Kaminsky
                                             Managing Director